Exhibit 5.1

Divakar Gupta +1 212 479 6474 dgupta@cooley.com

December 14, 2022

Vor Biopharma Inc.

100 Cambridgepark Drive, Suite 101

Cambridge, Massachusetts 02140

Ladies and Gentlemen:

We have acted as counsel to Vor Biopharma Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended, covering the resale by the selling stockholder of 11,627,907 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, acquired pursuant to a Securities Purchase Agreement, dated December 7, 2022, by and between the Company and RA Capital Healthcare Fund, L.P. (the “Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s certificate of incorporation, and bylaws, each as currently in effect, the Agreement and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act pr 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Sincerely,

Cooley LLP

By: /s/ Divakar Gupta
Divakar Gupta

Cooley LLP 55 Hudson Yards New York, New York 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com